CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports Fiscal 2014 First Quarter Results

Virginia Beach, Va. (October 16, 2013) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported a net loss for the fiscal first quarter ended July 31, 2013, of $5.9 million, or $0.46 per share, compared to a net loss of $6.4 million, or $0.52 per share, in the prior year period. All amounts included in this press release reflect the impact of the Company’s previously announced restatement.

“With the anticipated filing of our first quarter Form 10-Q later this week, the majority of the restatement work is behind us, and we are now able to commit our focus to the 2014 tax season and the future,” said John Hewitt, CEO. “We continue to take steps as a Company to prepare for the next stage of our growth, such as expanding our relationship with Walmart and expanding our executive team to guide and manage our growth.”

Revenues
Revenues for the three months ended July 31, 2013 increased 11.3% to $8.1 million, versus $7.2 million in the prior year period. The increase in revenue was primarily due to an increase in franchise fees because the Company experienced an increase in payments made by franchisees on their outstanding franchise fee note balances.

Operating Expenses
Operating expenses for the three months ended July 31, 2013 increased slightly to $17.4 million. Operating expenses in the first quarter of fiscal 2014 were impacted by the reclassification of stock options back to an equity instrument, which resulted in a one-time decrease in pre-tax stock compensation expense during the first quarter of approximately $872,000.

During the three months ended July 31, 2013, the Company incurred approximately $100,000 related to the restatement. The Company expects total costs related to the restatement to be in the range of $700,000 - $850,000.

Balance Sheet
The Company had a cash balance of $8.6 million at July 31, 2013. The Company has drawn $16.5 million on its revolving credit facility as of July 31, 2013, which is typical of the first quarter, to provide for cash used for operations and operating loans to franchisees.

October 16, 2013

Operational Results
During the first quarter of fiscal 2014, the Company was pleased to add 30 new franchisees, 16 of which purchased 20 new territories and the remaining 14 of which purchased at least one existing territory. With the issuance of the Company’s annual financial statements last month, the Company was able to complete its franchise disclosure document for all but three states by October 7, 2013, with the franchise disclosure document becoming effective for the vast majority of states during September.

Walmart
The Company will be expanding its relationship with Walmart and plans to provide tax preparation services in approximately 500 Walmart locations in the coming tax season. In fiscal 2013, the Company and its franchisees operated approximately 300 tax preparation kiosks in Walmart stores.

First Quarter Conference Call
At 8:30 a.m. ET on Wednesday, October 16, 2013, the Company will host a conference call to discuss its results from fiscal 2013, results from the first quarter of fiscal 2014, the effects of the restatement and the Company’s recent management changes. To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 76308499, approximately 10 minutes prior to the start time of the call. The call will also be webcast in a listen-only format. The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call on Wednesday, October 16, 2013 and continuing until Wednesday, October 23, 2013, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 76308499. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service. As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared almost 16 million individual income tax returns. Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer. eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the restatement of the Company’s historical financial statements, the costs associated with the restatement, the filing of the Company’s periodic reports with the SEC, the Company’s anticipated growth and expansion of its business, and the completion of the Company’s franchise disclosure documents and related filings. These forward-looking statements, as well as the Company's guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements, including our filings with the SEC; uncertainties regarding the Company's ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained

October 16, 2013

in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

October 16, 2013

JTH Holding, Inc.
Condensed Consolidated Balance Sheets
Unaudited, amounts in thousands

	July 31,	April 30,
	2013	2013
Current assets:
Cash and cash equivalents	$8,573	$19,013
Receivables, net	53,811	71,306
Available for sale securities	4,001	3,619
Other current assets	9,861	9,195
Total current assets	76,246	103,133

Property, equipment, and software, net	34,805	33,037
Notes receivable, excluding current portion, net	25,106	14,352
Goodwill	6,992	5,685
Other intangible assets, net	13,277	10,921
Other assets, net	2,228	2,402
Total assets	$158,654	$169,530

Current liabilities:
Current installments of long-term debt	$3,918	$3,400
Accounts payable and accrued expenses	6,866	11,954
Due to area developers	9,900	18,248
Income taxes payable	—	5,897
Deferred revenue - short-term portion	6,822	7,555
Total current liabilities	27,506	47,054

Long-term debt, excluding current installments	23,635	24,283
Revolving credit facility	16,505	—
Deferred revenue - long-term portion	9,108	10,381
Other non-current liabilities	600	5,976
Total liabilities	77,354	87,694

Stockholders' Equity:
Special voting preferred stock, $0.01 par value per share	—	—
Class A common stock, $0.01 par value per share	120	120
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	7,220	1,920
Accumulated other comprehensive income, net of taxes	1,285	1,194
Retained earnings	72,665	78,592
Total stockholders' equity	81,300	81,836
Total liabilities and stockholders' equity	$158,654	$169,530

October 16, 2013

JTH Holding, Inc.
Condensed Consolidated Income Statement
Unaudited, amounts in thousands, except per share and share data

	Three months ended July 31,
	2013	2012
Revenues:		(Restated)
Franchise fees	$1,039	$666
Area developer fees	1,803	1,923
Royalties and advertising fees	1,449	1,324
Financial products	449	302
Interest income	2,234	2,548
Tax preparation fees, net of discounts	386	216
Other revenue	705	265
Total revenues	8,065	7,244

Operating expenses:
Employee compensation and benefits	6,089	6,666
General and administrative expenses	6,266	5,816
Area developer expense	828	717
Advertising expense	2,684	2,560
Depreciation, amortization, and impairment charges	1,578	1,591
Total operating expenses	17,445	17,350
Loss from operations	(9,380)	(10,106)

Other income (expense):
Foreign currency transaction gains (losses)	(7)	2
Interest expense	(245)	(292)
Loss before income taxes	(9,632)	(10,396)
Income tax benefit	(3,705)	(4,033)
Net loss	$(5,927)	$(6,363)

Net loss per share of Class A and Class B common stock
Basic and diluted	$(0.46)	$(0.52)

Weighted-average shares outstanding
Basic and diluted	12,895,286	12,170,977

October 16, 2013

JTH Holding, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Three months ended July 31,
	2013	2012
Cash flows from operating activities:		(Restated)
Net loss	$(5,927)	$(6,363)
Adjustments to reconcile net income to net cash used in operating activities:
Provision for doubtful accounts	1,562	1,528
Depreciation and amortization	1,578	1,591
Amortization of deferred financing costs	84	69
Stock-based compensation expense related to equity classified awards	175	398
Stock-based compensation expense related to liability classified awards	(872)	—
Gain on sale of company-owned offices	(351)	(60)
Equity in loss of affiliate	68	69
Deferred tax expense	592	1,941
Changes in assets and liabilities decreasing cash flows from operating activities	(11,454)	(15,390)
Net cash used in operating activities	(14,545)	(16,217)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(7,296)	(9,956)
Payments received on operating loans from franchisees	999	999
Purchases of area developer rights and company-owned offices	(2,145)	(1,329)
Proceeds from sale of company-owned offices and area developer rights	3	350
Purchase of property and equipment	(2,904)	(1,976)
Net cash used in investing activities	(11,343)	(11,912)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,492	1,592
Repurchase of common stock	(863)	(843)
Repayment of long-term debt	(1,929)	(1,561)
Borrowings under revolving credit facility	17,210	11,078
Repayments under revolving credit facility	(705)	—
Payment for debt issue costs	—	(8)
Tax benefit of stock option exercises	258	269
Net cash provided by financing activities	15,463	10,527

Effect of exchange rate changes on cash, net	(15)	(18)
Net decrease in cash and cash equivalents	(10,440)	(17,620)
Cash and cash equivalents at beginning of period	19,013	19,848
Cash and cash equivalents at end of period	$8,573	$2,228

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$172	$199
Cash paid for taxes, net of refunds	5,492	6,364